Exhibit 5.1

SIDLEY AUSTIN LLP WOOLGATE EXCHANGE 25 BASINGHALL STREET LONDON EC2V 5HA DX NUMBER 580 LONDON CITY +44 20 7360 3600 +44 20 7626 7937 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

Your Ref:	Our Ref: DH/SWO/12286/12510

The Directors

Aon plc

8 Devonshire Square

London

EC2M 4PL

3 September 2015

Dear Sirs

Registration Statement on Form S-3; Aon Plc (the “Company”) dated 3 September 2015 (the “Registration Statement”)

1.                                      INTRODUCTION

In our capacity as English law advisers to the Company, we have been asked to give an opinion on certain matters relating to the Company.

We are giving this opinion in connection with the Registration Statement (the “Registration Statement”) to be filed under the United States Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (the “SEC”).

The Registration Statement relates to the registration for issuance, offering, sale and delivery from time to time of, amongst other securities, Class A Ordinary Shares of the Company (nominal value U.S.$0.01 per share), preference shares of the Company and securities which are convertible into Class A Ordinary Shares or preference shares of the Company, as determined by the directors of the Company in accordance with the articles of association of the Company (together, the “New Shares”).

We have been asked by the Company to give this opinion and have taken instructions in this regard solely from the Company.

2.                                      SCOPE

This letter is limited to English law as applied by the English courts as at the date of this letter and shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England

Sidley Austin LLP is a limited liability partnership formed and registered under the laws of the
State of Delaware.  The offices listed above (other than London) are offices of associated Sidley Austin partnerships.

A list of names of partners in the partnership is available at Woolgate Exchange 25 Basinghall Street, London, EC2V 5HA.

Authorised and regulated by the Solicitors Regulation Authority under number 79075.

and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. In particular:

(a)                                 by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect;

(b)                                 to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws;

(c)                                  we express no opinion as to whether the Registration Statement contains all the information required by applicable law and/or regulation; and

(d)                                 we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable.

The opinion in this letter is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter.

3.                                      DOCUMENTS

For the purpose of giving this opinion we have examined the following documents:

(a)                                 a certificate addressed to us from Matthew M. Rice, the Assistant Company Secretary of the Company, dated 3 September 2015 and the documents annexed thereto (the “Certificate”);

(b)                                 a copy of the current articles of association of the Company, in the form attached to the Certificate (the “Articles”);

(c)                                  a copy of shareholder resolutions numbered 9 and 10 passed at the annual general meeting of the Company held on 17 June 2015, in the form attached to the Certificate (the “Shareholder Resolutions”);

(d)                                 a copy of the extract of the minutes of a meeting of the Board of Directors of the Company (the “Board”) duly convened and held on 17 June 2015, in the form attached to the Certificate (the “Board Resolutions”); and

(e)                                  the results of the search (carried out by us or by RM Online Limited on our behalf) on 2 September 2015 (and updated on 3 September 2015) of the public records of the Company on file and available for inspection by the public at the Companies Registry (the “Company Search”).

We have also made an enquiry by telephone of the Central Index of Winding-Up and Administration Petitions in respect of the Company on 3 September 2015 at 11.55 am (London time) (the “Winding-Up Enquiry”).

Except as noted above, we have not made any enquiries or searches concerning the Company or examined any contracts or other documents entered into by or affecting the Company.

4.                                      ASSUMPTIONS

For the purpose of this opinion and in considering the documents listed in paragraph 3 above we have (with your consent and without any further enquiry) assumed:

(a)                                 the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)                                 the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

(c)                                  that any signatures and seals on the documents reviewed by us are genuine, were duly applied to the relevant documents and where necessary were properly witnessed;

(d)                                 that each of the statements contained in the Certificate is true and correct as at the date of this opinion;

(e)                                  any allotment and issue of New Shares will be duly made in accordance with the Articles;

(f)                                   that the Shareholder Resolutions were duly passed in accordance with the articles of association of the Company as in force at such time and will not be revoked or varied prior to the date(s) of any allotment and issue of New Shares;

(g)                                  that the Board Resolutions were duly passed in accordance with the articles of association of the Company as in force at such time and will not be revoked or varied prior to the date(s) of any allotment and issue of New Shares;

(h)                                 that any delegation by the Board of any of its powers in relation to the allotment and issue of the New Shares will not be revoked or varied prior to the date(s) of any allotment and issue of New Shares;

(i)                                     that any allotment and issue will be in accordance with, and within any limitations imposed in, the Board Resolutions;

(j)                                    that as at the date(s) of any allotment and issue of New Shares the authority granted pursuant to Resolution 9 of the Shareholders Resolutions to, in accordance with section 551 of the Companies Act 2006 (the “Act”), allot shares in the Company and the power granted pursuant to Resolution 10 of the Shareholders Resolutions, disapplying section 561 of the Act for the purpose of certain of such allotments, will remain in full force and effect and unutilised to the extent necessary to permit any allotment and issue of New Shares free from pre-emption;

(k)                                 that the information revealed by the Company Search (i) was accurate in all respects and has not since the time of such searches been altered and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

(l)                                     that the information revealed by the Winding-Up Enquiry was accurate in all respects and has not since the time of such enquiry been altered;

(m)                             that (i) the directors of the Company, in authorising (A) the allotment and issue of the New Shares or the (B) the delegation of any power to any person in relation to the allotment and issue of the New Shares and (ii) any such person to whom such power has been delegated, will, in relation to the allotment and issue of the New Shares and in each case, exercise their powers in accordance with their duties under all applicable laws and the Articles;

(n)                                 as of the date of this opinion and at the time of any allotment and issue of New Shares, the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of the Company, no application has been presented or order made by a court for the administration of the Company, no documents have been filed with the court for the appointment of an administrator in respect of the Company nor has any notice of intention to appoint an administrator been given in respect of the Company and no receiver, trustee, administrator, administrative receiver, liquidator or similar office-holder has been appointed in any jurisdiction in relation to the Company or any of its assets or revenues;

(o)                                 the consideration for the allotment and issue of New Shares will be in cash and will not be less than the par value of New Shares;

(p)                                 New Shares will have been, on allotment and issue, fully paid up to the aggregate total of their nominal value and any premium thereon in cash in accordance with the Companies Act 2006;

(q)                                 the name of the relevant allottee and the number of New Shares allotted will be duly entered in the register of members of the Company; and

(r)                                    the Articles will not be amended at any time, or in any manner, which is relevant for the purposes of this opinion.

5.                                      OPINION

Based upon and subject to the assumptions and qualifications set out in this opinion and having regard to such legal considerations as we have deemed relevant, we are of the opinion that, when New Shares are allotted and issued in conformity with the Articles, and so as not to violate any applicable law, and upon full payment of the agreed upon cash consideration therefor as contemplated by the Registration Statement and the receipt of such cash consideration by the Company, such New Shares will be validly issued, fully paid and non-assessable.

The term “non-assessable” has no recognised meaning in English law but, for the purposes of this opinion, the term means that, under the Act, the Articles and any resolution taken under the Articles approving the issue of New Shares, no holder of such New Share is liable, solely because of such holder’s status as a holder of such New Share, to pay any additional amounts to the Company or its creditors.

6.                                      QUALIFICATIONS

Our opinion is subject to the qualifications set out below.

(a)                                 The authority to allot shares and the power to disapply pre-emption rights in respect of certain allotments pursuant to such authority, as contained in the Shareholders Resolutions, both expire at the end of the next annual general meeting of the Company (or, if earlier, at the close of business on 31 August 2016).  This opinion is limited to allotments of New Shares validly effected before such expiry.

(b)                                 The Company Search is not capable of revealing conclusively whether or not:

(i)                                     a winding-up order has been made or a resolution passed for the winding up of a company; or

(ii)                                  an administration order has been made; or

(iii)                               a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)                              a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court.

(c)                                  The Winding-up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(i)                                     details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)                                  in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)                               a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry of Winding-up Petitions, and the making of such order may not have been entered on the records immediately;

(iv)                              details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)                                 with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to1994.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company and to the use of this firm’s name in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC issued thereunder.

Yours faithfully

/s/ Sidley Austin LLP